As filed with the Securities and Exchange Commission on January 20, 2023

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Terra Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-0963486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

205 West 28th Street, 12th Floor

New York, New York 10001

(212) 753-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vikram S. Uppal Chairman and Chief Executive Officer Terra Property Trust, Inc.
205 West 28th Street, 12th Floor New York, New York 10001
(212) 753-5100

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael J. Kessler
David E. Brown, Jr.
Aaron C. Hendricson
Alston & Bird LLP
90 Park Avenue
New York, New York 10016
(212) 210-9400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

TERRA PROPERTY TRUST, INC.

Distribution Reinvestment Plan
3,600,000 Shares of Common Stock

Terra Property Trust, Inc. is a real estate credit focused company that originates, structures, funds and manages commercial real estate credit investments, including mezzanine loans, first mortgage loans, subordinated mortgage loans and preferred equity investments throughout the United States. We are externally managed by Terra REIT Advisors, LLC (the “Manager”), a subsidiary of Terra Capital Partners, LLC. We have elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. Except as otherwise specified herein, the terms: “we,” “us,” “our,” “our company” and the “company” refer to Terra Property Trust, Inc., a Maryland corporation, together with its subsidiaries.

We are offering up to 3,600,000 shares of our common stock, consisting of any combination of shares of our Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), and Class B Common Stock, $0.01 par value per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), to our existing stockholders pursuant to our distribution reinvestment plan (the “Plan”). Some of the significant features of our Plan are as follows:

•	Stockholders who elect to participate in our Plan may choose to invest the cash distributions otherwise payable to them in additional shares of the same class of our Common Stock as such distributions were payable.

•	We are initially offering shares of our Common Stock pursuant to our Plan at a price equal to our most recently determined book value per share of the applicable class of Common Stock immediately prior to the purchase date. At any time that any class of our Common Stock is listed on a national securities exchange, the purchase price for newly issued shares pursuant to the Plan will be the average of the daily high and low sales prices for a share of our Common Stock reported by the applicable exchange on the applicable purchase date or, if no trading occurs in shares of our Common Stock on the applicable purchase date, the first trading day immediately preceding the purchase date for which trades are reported.

•	We may terminate the Plan at any time by providing at least 30 days’ prior notice to Plan participants.

•	We may amend the Plan at any time by delivering notice to participants at least 30 days’ prior to the effective date of the amendment.

•	Participants may terminate participation in the Plan, without penalty, by providing us with notice in accordance with the terms of the Plan.

•	If you elect to participate in the Plan and are subject to federal income taxation, you will incur tax liability for distributions allocated to you even though you have elected not to receive the distribution in cash. In addition, to the extent you purchase shares through our Plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

If you have any questions about the Plan, please call Computershare Trust Company, N.A. (the “Plan Administrator”), toll free within the United States at 1-888-710-2839, or for international toll-free calls at 1-781-575-2236. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 5:00 P.M. Eastern time (except holidays). The Plan Administrator can also be reached online at www.computershare.com/tptr.

Investing in shares of our Common Stock involves a high degree of risk. You should purchase shares of our Common Stock only if you can afford a complete loss of your investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation by Reference” and “Where You Can Find Additional Information,” carefully before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of our Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 20, 2023

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The forward-looking statements contained in this prospectus may include, but are not limited to, statements as to:

•	our expected financial performance, operating results and our ability to make distributions to our stockholders in the future;

•	the potential negative impacts of a novel coronavirus (“COVID-19”) on the global economy and the impacts of COVID-19 on our financial condition, results of operations, liquidity and capital resources and business operations;

•	actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact;

•	our ability to achieve the expected synergies, cost savings and other benefits from acquisitions, including the recently completed acquisition of Terra Income Fund 6, Inc.;

•	risks associated with achieving expected synergies, cost savings and other benefits from our increased scale;

•	the availability of attractive risk-adjusted investment opportunities in our target asset class and other real estate-related investments that satisfy our objectives and strategies;

•	the origination or acquisition of our targeted assets, including the timing of originations or acquisitions;

•	volatility in our industry, interest rates and spreads, the debt or equity markets, the general economy or the real estate market specifically, whether the results of market events or otherwise;

•	changes in our investment objectives and business strategy;

•	the availability of financing on acceptable terms or at all;

•	the performance and financial condition of our borrowers;

•	changes in interest rates and the market value of our assets;

•	borrower defaults or decreased recovery rates from our borrowers;

•	changes in prepayment rates on our loans;

•	our use of financial leverage;

•	actual and potential conflicts of interest with any of the following affiliated entities: our Manager; Terra Fund Advisors, LLC; Terra Income Advisors, LLC; Terra Capital Partners, LLC; Terra Secured Income Fund 5, LLC; Terra JV, LLC; Terra Income Fund 6, LLC; Terra Secured Income Fund 7, LLC; Terra Secured Income Fund 5 International; Terra Income Fund International; Terra Offshore Funds REIT, LLC; Mavik Real Estate Special Opportunities Fund, L.P.; or any of their affiliates;

•	our dependence on our Manager or its affiliates and the availability of its senior management team and other personnel;

•	liquidity transactions that may be available to us in the future, including a liquidation of our assets, a sale of our company, a listing of our shares of Common Stock on a national securities exchange, or an adoption of a share repurchase plan or a strategic business combination, in each case, which may include the distribution of our common stock indirectly owned by certain of our affiliate funds (the “Terra Funds”) to the ultimate investors in the Terra Funds, and the timing of any such transactions;

•	actions and initiatives of the U.S., federal, state and local government and changes to the U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to maintain our exclusion or exemption from registration as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	the degree and nature of our competition;

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to acts of war or other military conflicts (including the recent outbreak of hostilities between Russia and Ukraine), terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed on any forward-looking statements included herein. All forward-looking statements are made as of the date this prospectus is filed with the SEC, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements made herein, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. Stockholders are advised to consult any additional disclosures that we may make directly to stockholders or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

PROSPECTUS SUMMARY

This summary highlights material information about our business and this offering that is not otherwise addressed in “Summary of Our Plan.” Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in our Plan. You should also review the section of this prospectus titled “Incorporation of Certain Documents by Reference.”

We are a real estate credit focused company that originates, structures, funds and manages commercial real estate credit investments, including mezzanine loans, first mortgage loans, subordinated mortgage loans and preferred equity investments throughout the United States. Our loans finance the acquisition, construction, development or redevelopment of quality commercial real estate in the United States. We focus on the origination of middle market loans in the approximately $10 million to $50 million range, to finance properties primarily in primary and secondary markets. We believe loans in this size range are subject to less competition, offer higher risk adjusted returns than larger loans with similar risk metrics and facilitate portfolio diversification. Our investment objective is to provide attractive risk-adjusted returns to our stockholders, primarily through regular distributions. There can be no assurances that we will be successful in meeting our investment objective.

Each of our loans was originated by our sponsor, Terra Capital Partners, LLC, or its affiliates. Our portfolio is diversified based on location of the underlying properties, loan structure and property type. As of September 30, 2022, our portfolio included underlying properties located in 21 markets, across eight states and includes property types such as multifamily housing, hotels, student housing, commercial offices, medical offices, mixed-use and industrial properties. The profile of these properties ranges from stabilized and value-added properties to pre-development and construction. Our loans are structured across mezzanine debt, first mortgages, preferred equity investments and credit facilities.

We are externally managed and advised by our Manager, an investment advisor registered with the SEC under the Investment Advisors Act of 1940, as amended.

We are a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. So long as we qualify as a REIT, we generally are not subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our net taxable income to our stockholders.

Our principal executive offices are located at 205 West 28th Street, 12th Floor, New York, New York 10001, and our telephone number is (212) 753-5100.

RISK FACTORS

An investment in our shares of Common Stock involves various risks and uncertainties. Before electing to participate in the Plan, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our subsequent Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Exchange Act, which are incorporated by reference into this prospectus, as amended and supplemented. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

ESTIMATED USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares of our Common Stock pursuant to the Plan for general corporate purposes, including, but not limited to, investments in our target assets, payment of our operating costs and expenses and the repayment of debt. We cannot predict what portion of the proceeds from the sale of shares of Common Stock pursuant to the Plan will be used for any of such purposes, and we have no basis for estimating the number of shares (if any) that will be sold pursuant to the Plan or at what price such shares will be sold.

SUMMARY OF THE PLAN

1.	What is the Purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing stockholders to increase their holdings in shares of our Common Stock. Participants in the Plan may have all or a portion of the cash distributions otherwise payable on their shares of our Common Stock automatically reinvested in additional shares of the same class of our Common Stock on which such distributions were otherwise payable. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our Common Stock.

2.	What are the benefits of participation in the Plan?

The primary benefits of participating in the Plan are as follows:

•	You may automatically reinvest cash distributions on all or a portion of your holdings of Common Stock in additional shares of the same class of Common Stock, subject to a minimum reinvestment percentage of 10%.

•	Shares purchased directly from us under the Plan will be issued without any fees or commissions.

•	Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to six decimal places. Distributions will be paid not only on whole shares but also proportionately on fractional shares held in your account.

•	You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 20 below.

•	You will receive statements containing year-to-date information on all purchases under the Plan in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

3.	What are risks associated with participation in the Plan?

Participants in the Plan will, to the extent that we continue to pay distributions, acquire additional shares of our Common Stock. An investment in shares of our Common Stock involves significant risks and is intended only for investors with a long-term investment horizon and who do not require immediate liquidity or guaranteed income. In addition, there are certain unique risks inherent to participation in the Plan. Some of the more significant risks relating to an investment in additional shares of our Common Stock pursuant to the Plan include those listed below.

Risks Related to our Common Stock, our Business, our Management and Applicable Regulations

•	There is currently no public market for our Common Stock and a market may never develop, which could cause our Common Stock to trade at a discount and make it difficult for holders of our Common Stock to sell their shares.

•	Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations, our financial position, the value of our assets and our cash flows.

•	The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

•	Our investments are selected by our Manager and our investors will not have input into investment decisions.

•	If our Manager underestimates the borrower’s credit analysis or originates loans by using an exception to its loan underwriting guidelines, we may experience losses.

•	Changes in interest rates could adversely affect the demand for our target loans, the value of our loans, commercial mortgage-backed securities (“CMBS”) and other real-estate debt or equity assets and the availability and yield on our targeted assets.

•	New entrants in the market for commercial loan originations and acquisitions could adversely impact our ability to originate and acquire real estate-related loans at attractive risk-adjusted returns.

•	Our loan portfolio may at times be concentrated in certain property types or secured by properties concentrated in a limited number of geographic areas, which increases our exposure to economic downturn with respect to those property types or geographic locations.

•	The mezzanine loans, preferred equity and other subordinated loans in which we invest involve greater risks of loss than senior loans secured by income-producing commercial properties.

•	Inflation in the U.S. has accelerated recently and is currently expected to continue at an elevated level in the near-to medium-term. Further, heightened competition for workers, supply chain issues, the relocation of foreign production and manufacturing businesses to the U.S., and rising energy and commodity prices have contributed to increasing wages and other economic inputs. Higher inflation and rising input costs may have adverse effects on our commercial real estate-related loans, commercial real estate-related debt securities and select commercial real estate equity investments, which are subject to the risks typically associated with real estate. Continued inflation, particularly at higher levels, may have an adverse impact on the valuation of our investments.

•	Our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We may rely on short-term financing and thus are especially exposed to changes in the availability of financing. We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

•	We rely entirely on the management team and employees of our Manager for our day-to-day operations.

•	We face certain conflicts of interest with respect to our operations and our relationship with our Manager and its affiliates. The compensation that our Manager receives was not determined on an arm’s-length basis and therefore may not be on the same terms as we could achieve from a third-party.

•	Risks associated with achieving the expected synergies, cost savings and other benefits from acquisitions, including the recently completed acquisition of Terra Income Fund 6, Inc., and our increased scale as a result of such acquisitions.

•	Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for principal and interest payments on the notes.

•	Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exclusion from the 1940 Act.

The foregoing list is not intended to be exhaustive. See the more detailed risk factors set forth under the caption “Risk Factors” in Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q.

Risks Related to the Plan

•	Shares of our Common Stock purchased pursuant to the Plan are no different from shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased pursuant to the Plan. You bear the risk of loss with respect to shares purchased pursuant to the Plan.

•	Prior to the time that a class of our Common Stock is listed on a national securities exchange, shares will be issued pursuant to the Plan at a price per share equal to the most recently determined book value per share of the applicable class of our Common Stock. Such purchase prices are not based on any public trading market and our book value per share may not accurately reflect the actual price at which our investments could be liquidated on any given day.

•	Certain of our investments or liabilities may be subject to volatility from time to time and could change in value significantly between the end of the prior quarter as of which our book value per share is determined and the date that you acquire shares pursuant to the Plan, however the prior quarter’s book value per share will continue to be used as the purchase price per share for purposes of the monthly reinvestment of distributions pursuant to the Plan.

•	It may be difficult to reflect fully and accurately changing market conditions or material events that may impact the value of our assets or liabilities between book value per share calculations, or to obtain complete information regarding any such events in a timely manner. Obtaining sufficient relevant information after the change or occurrence has come to light or analyzing fully the financial impact thereof may be difficult to do and may require some time. As a result, our book value per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated.

•	At any time that any class of our Common Stock is listed on a national securities exchange, the purchase price for newly issued shares pursuant to the Plan will be the average of the daily high and low sales prices for a share of our Common Stock reported by the applicable exchange on the applicable purchase date or, if no trading occurs in shares of our Common Stock on the applicable purchase date, the first trading day immediately preceding the purchase date for which trades are reported. Such purchase prices may exceed the price of acquiring shares on the open market at any given time on the actual purchase date.

•	If you reinvest distributions under the Plan, you will generally be treated for U.S. federal income tax purposes as having received income on the related date of purchase of shares under the Plan, which may give rise to a tax payment obligation without providing you with the corresponding cash to pay such tax when it becomes due. See Question 31 “What are the U.S. federal income tax consequences of participating in the Plan?” below.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Questions 13 and 17 below.

See also Questions 31 and 33 below.

4.	Who is eligible to participate in the Plan?

The Plan is open to all U.S. residents that currently own shares of our Common Stock, provided that residents of Arizona, Arkansas, California, New York, Ohio, Oregon, Utah and Wisconsin are not permitted to participate in the Plan until otherwise notified.

We are not making an offer to sell shares of our Common Stock pursuant to the Plan in any jurisdiction where such offer or sale is not permitted.

5.	Can non-U.S. citizens participate in the Plan?

Yes. If you are not a U.S. citizen but currently own shares of our Common Stock, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any foreign laws or regulations. You will be subject to certain tax withholding regarding distributions that are reinvested.

6.	Is participation in the Plan voluntary? How do I enroll in the Plan if I am already eligible to participate?

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan.

After being furnished with a copy of this prospectus, you may join the plan at any time by enrolling online through the Plan Administrator at www.computershare.com/tptr or by completing and returning the enclosed enrollment form. All plan materials, including enrollment forms, as well as other plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 24 below.

You will become a participant after a properly completed enrollment form has been received and accepted by the Plan Administrator or after you enroll online.

7.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If you are the beneficial owner of shares of our Common Stock registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the Plan by either: (1) transferring those securities into your own name and depositing those shares into the Plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in Common Stock (see the answer to Question 20 below); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf.

8.	Are there any expenses to participants in connection with purchases of Common Stock under the Plan?

All costs or expenses arising out of the purchase of shares pursuant to the Plan, including the Plan Administrator’s fees, will be paid by us. There will be no fees for shares purchased under the Plan, except that you will pay per share fees (currently $0.05 per share and which include any applicable brokerage commissions the Plan Administrator is required to pay) in connection with any reinvestment of distributions in which the Plan Administrator facilitates purchases of shares of our Common Stock on the open market. All administrative costs of the Plan will be paid by us. For a description of the fees and commissions applicable to sales of shares through the Plan, see Question 19 below.

9.	What are the reinvestment options?

You may select from the following reinvestment options:

•	Full Dividend Reinvestment: You may elect to reinvest all of your cash distributions by designating your election on your enrollment form. Distributions paid on all shares registered in your name will be reinvested under the Plan in additional shares of the applicable class of Common Stock.

•	Partial Dividend Reinvestment: You may elect to receive a portion of your distributions in cash by designating your election on your enrollment form, subject to a minimum reinvestment percentage of 10%. If you elect partial dividend reinvestment, you must specify the number of whole shares of Common Stock for which you want to receive cash distributions. Distributions paid on all other shares registered in your name will be reinvested under the Plan in additional shares of the applicable class of Common Stock.

Automatic reinvestment of your distributions does not relieve you of liability for income taxes that may be owed on your distributions. Distributions paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service (“IRS”). You will generally be treated for U.S. federal income tax purposes as having received a dividend on the related date of purchase of shares of Common Stock under the Plan, which may give rise to a tax payment obligation without providing you with corresponding cash to pay such tax when it becomes due. See Question 31 (“What are the U.S. federal income tax consequences of participating in the Plan?”) below.

We will begin to reinvest your distributions automatically on the next dividend payment date after the Plan Administrator receives your fully completed enrollment form and initial investment, if applicable. If your completed enrollment form does not arrive before the record date, reinvestment may not begin until the following dividend.

10.	Does the Plan permit optional cash investment in addition to dividend reinvestment?

No. The Plan does not permit any optional cash investment.

11.	What transactions can I conduct through the Plan Administrator’s online services?

The Plan Administrator offers you a convenient way to invest in our Common Stock completely online, without having to send in any forms or checks by mail. Through The Plan Administrator’s online services, you may:

•	Enroll in the Plan;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Download enrollment and other forms;

•	Update personal information;

•	Receive transaction confirmations via email; and

•	Arrange to receive our annual reports and other materials over the Internet.

You can access these services through The Plan Administrator’s website, www.computershare.com/tptr. Participation in the Plan through the Internet is entirely voluntary.

If you are a registered holder, you will need your account number, social security number and password to access your account online. If your shares are held by your bank or broker and registered in “street name,” see Question 7 above for more information.

12.	What is the source of our common stock purchased through the Plan?

Initially, shares will be purchased through the Plan Administrator directly from us in the form of newly issued shares.

If at any time any class of our Common Stock is listed on a national securities exchange, then shares could be purchased (in our discretion):

•	from parties other than us, through open market transactions facilitated by the Plan Administrator; or

•	directly from us.

If at any time any class of our Common Stock is listed on a national securities exchange, we may also, without prior notice to participants, change our determination as to whether shares of Common Stock will be purchased through the Plan Administrator directly from us or in the open market or in privately negotiated transactions facilitated by the Plan Administrator. In connection with any purchase of shares of our Common Stock on the open market, you will pay per share fees (currently $0.05 per share and which include any applicable brokerage commissions the Plan Administrator is required to pay) and therefore the cash distributions on your shares to be reinvested in our stock under the Plan will be reduced by the amount of such per share fee for which you are responsible.

Share purchases in the open market may be made on any stock exchange where our Common Stock is traded or in privately negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator and no one, other than the Plan Administrator, may select the broker or dealer through or from whom purchases are to be made.

We presently expect that most shares will be purchased directly from us in the form of newly issued shares.

13.	When will shares be purchased under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator facilitates purchases of shares of our Common Stock for the Plan, as described below.

If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose distributions are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding business day necessary to complete the order). If the dividend payment date falls on a day that is not a business day, then the investment will occur on the next business day. If the Plan Administrator facilitates the acquisition of shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a trading day, the next trading day) and ending no later than thirty (30) days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. No interest will be paid on cash distributions received and held pending investment by the Plan Administrator. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

14.	At what price will shares be purchased?

The price of shares of our Common Stock issued pursuant to the Plan will be determined as follows:

•	We are initially offering shares of our Common Stock pursuant to our Plan at a price equal to the book value per share of the applicable class of Common Stock immediately prior to the applicable Purchase Date. We will publicly disclose a book value per share of each class of our Common Stock on a quarterly basis in the reports that we file with the SEC. Our book value per share as of September 30, 2022, was $13.14. See Question 15 below.

•	At any time that shares of any class of our Common Stock are listed on a national securities exchange, the purchase price for newly issued shares under the Plan will be the average of the daily high and low sales prices for a share of our Common Stock reported by the applicable exchange on the applicable Purchase Date or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the purchase date for which trades are reported.

•	If the shares are purchased in the open market, the purchase price will be the weighted average price per share of shares purchased.

To maintain our compliance with the U.S. federal income tax rules applicable to REITs, we cannot, and will not under any circumstances, offer any discount on shares purchased pursuant to this Plan that exceeds 5% of the fair market value of the shares (inclusive of any applicable sales or brokerage fees we pay on your behalf), as determined for U.S. federal income tax purposes, on any particular investment date. Notwithstanding any other provision of the Plan or anything contained in this prospectus, no provisions of the Plan shall be construed to permit a discount that would adversely affect our ability to qualify as a REIT.

15.	How is your book value per share determined?

We will publicly disclose a book value per share of each class of our Common Stock on a quarterly basis in the quarterly, annual or other reports that we file with the SEC; provided, however, that we will cease disclosing a book value per share upon the listing of any class of our Common Stock on a national securities exchange. Thereafter, the price per share of our Common Stock sold pursuant to the Plan will no longer be based upon our book value per share and will instead be based upon the market price of our shares (See Question 14 above). We expect that the book value per share will be equal to our net equity divided by the number of outstanding shares of our Common Stock, unless otherwise determined by our board of directors. Our book value per share as of September 30, 2022 was $13.14.

See also Question 3 above.

16.	Will fractional shares be purchased?

If any dividend reinvestment is not sufficient to purchase a whole share of our Common Stock, a fractional share equivalent will be credited to your account. Distributions will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

17.	Will interest be paid on Plan accounts?

Interest will not be paid on Plan accounts or on any amounts held pending investment.

18.	Who will hold the additional shares purchased through the Plan?

Shares purchased through the Plan are held in book-entry form on the Plan Administrator’s records. The number of shares (including fractional interests) held for each Plan participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

19. How may I sell shares I hold through the Plan?

There is currently no public market for our Common Stock. There is no guarantee that our Common Stock will ever be listed on a securities exchange.

If at any time that there exists a public market for our shares, will have the following four choices when making a sale, depending on you make your sale request :

•	Market Order. A market order is a request to sell shares of our Common Stock promptly at the current market price. Market order sales are only available through the Investor Center at www.computershare.com/tptr or by calling the Plan Administrator directly at 1-888-710-2839. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Market order sale requests received by the Plan Administrator during market hours are final and cannot be stopped or cancelled. Market order sale requests received outside of market hours will be submitted to the Plan Administrator’s broker on the next day the market is open. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may be filled only partially or not filled at all on the trading day in which it is placed, in which case the order or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/tptr or call the Plan Administrator directly at 1-888-710-2839. If your market order sale was not filled and you still want the shares to be sold, you will need to reenter the sale request. Sales proceeds will equal the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of $25.00 and a fee of $0.12 per share sold.

•	Batch Order. A batch order is an accumulation of all sales requests for shares of our Common Stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales unless such requests specify otherwise. Batch order sales may only be requested in writing. In each batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $25.00 and a fee of $0.12 per share sold.

•	Day Limit Order. A day limit order is an order to sell shares of our Common Stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of our Common Stock being sold and the current trading volume in the shares, such an order may be filled only partially, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion, or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/tptr or by calling the Plan Administrator directly at 1-888-710-2839. A service fee of $25.00 and a fee of $0.12 per share sold will be deducted from the sale proceeds.

•	Good-Until-Cancelled (“GTC”) Limit Order. A GTC limit order is an order to sell shares of our Common Stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order trades on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion, or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/tptr or by calling the Plan Administrator directly at 1-888-710-2839. A service fee of $25.00 and a fee of $0.12 per share sold will be deducted from the sale proceeds.

All sales requests processed over the telephone by a customer service representative incur an additional fee of $15.00. All per share fees include any brokerage commissions the Plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Plan Administrator either (a) electronically transfer your shares to your broker or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form.

If you opt to sell all of the shares held in your Plan account, your participation in the Plan will be terminated automatically.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our Common Stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

20.	Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call the Plan Administrator using their toll-free number within the United States (1-888-710-2839) or toll-free international number (1-781-575-2236) for complete transfer instructions or go to www.computershare.com/tptr in order to download the appropriate materials. You will be asked to send the Plan Administrator written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing company stockholders, subject to the restrictions on stock transfer and ownership set forth in our charter. You may not transfer fractional shares.

21.	I've just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call the Plan Administrator using its toll-free number within the United States (1-888-710-2839) or its toll-free international number (1-781-575-2236) or write to them at the address provided in Question 24 below. You can also update your personal data through the Plan Administrator’s online services at www.computershare.com/tptr.

22.	How may I modify my Plan account or terminate participation in the Plan?

You may change reinvestment options, including termination of further participation in the Plan, through the Internet at www.computershare.com/tptr by telephone or by submitting a new election to the Plan Administrator. To be effective for a specific dividend, the Plan Administrator must receive any change before the record date for such dividend.

23.	Are there any other limits on the purchase of shares of common stock under the Plan?

Our charter contains various restrictions on the ownership and transfer of shares of our stock designed to help us continue to qualify as a REIT under the Internal Revenue Code. See “Risk Factors—Risks Related to Our Qualification as a REIT—Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which could have a material adverse effect on our results of operations, financial condition and cash flows” contained in our Annual Report on Form 10-K for the year ended December 31, 2021. See also the section of this prospectus entitled “Description of Securities to be Registered—Restriction on Ownership of Shares of Capital Stock.” To qualify as a REIT, our company must satisfy other requirements as well.

24.	Who administers and interprets the Plan and how do I contact them?

Administration of the Plan is conducted by the individual, bank, trust company or other entity (including our company) appointed from time-to-time by us to act as administrator of the plan. Computershare Trust Company, N.A. is the current Plan Administrator. The Plan Administrator is responsible for administering the Plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan. The number of shares credited to your account under the Plan will be shown on your statement of account.

You may contact the Plan Administrator as set forth below:

Internet

You can obtain information and perform certain transactions on your plan account on the Plan Administrator’s website at www.computershare.com/tptr.

Telephone

You can telephone the Plan Administrator toll-free within the United States by calling 1-888-710-2839, or for international toll-free calls by calling 1-781-575-2236. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 5:00 P.M. Eastern time (except holidays).

Mail

You may write to the Plan Administrator at the following address:

For inquiries, to:

Computershare Trust Company, N.A.

P.O. Box 43007

Providence, RI 02940-3007

For overnight delivery services:

Computershare Trust Company, N.A.

150 Royall Street

Suite 101

Canton, MA 02021

You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to “Terra Property Trust, Inc.” on all correspondence.

25.	What reports will I receive?

Statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each purchase of shares of Common Stock pursuant to the Plan, which will simplify your record keeping. Each statement will show the amount invested, the purchase price, the number of shares purchased and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. The statement will also include specific cost basis information in accordance with applicable law. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify the Plan Administrator promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our Common Stock, such as our annual reports and proxy statements. You will also receive any IRS information returns, if required. Under the Energy Improvement and Extension Act of 2008 (the “2008 Act”) and the relevant IRS regulations, the Plan Administrator will now report the cost basis of the common stock purchased pursuant to the Plan to both the participants in the Plan and the IRS. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, reinvestment options and transaction history online at any time at www.computershare.com/tptr. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

26.	What if we issue a stock dividend or declare a stock split or rights offering?

Any stock dividends or split shares of Common Stock distributed by us to you will be based on shares of Common Stock credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own. Any transactions under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

27.	How do I vote my Plan shares at stockholders' meetings?

In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing any shares of our Common Stock held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholder who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.

28.	Can the Plan be modified, suspended or terminated?

We may modify, suspend or terminate the Plan at any time upon at least thirty (30) days’ prior written notice to all Plan participants. Amendments to the Plan may include our appointment of a successor Plan Administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program.

If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account. A cash payment will be made for any fractional share upon the termination of the Plan. Such cash payment will be based upon the book value per share of the applicable class of Common Stock immediately prior to the termination of the Plan, less any applicable servicing fees; provided, however, that if any class of our Common Stock is listed on a national securities exchange as of the date of termination of the Plan, the cash payment will be based upon the most recent market price prior to the termination of the Plan, less any applicable servicing fees.

The Plan Administrator may terminate your Plan account if you do not own at least one whole share of our Common Stock. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed. The cash value of any fractional share will be based upon the book value per share of the applicable class of Common Stock immediately prior to the termination of your Plan account, less any applicable servicing fees; provided, however, that if any class of our Common Stock is listed on a national securities exchange as of the date of termination of your Plan account, the cash payment will be based upon the most recent market price prior to the termination of your Plan account, less any applicable servicing fees.

29.	What are the responsibilities of our company and the Plan Administrator under the Plan?

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act or omission to act, which was done in good faith, including any claim of liability: (i) arising out of the failure to cease reinvestment of distributions for a participant’s account upon the participant's death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased; and (ii) with respect to the prices or times at which shares are purchased or sold for you. The Plan Administrator will have no liability for failed executions due to reasons beyond the Plan Administrator’s control. In no event will our company, the Plan Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.

You should recognize that neither we nor the Plan Administrator can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the value of our Common Stock. You bear the risk of loss in value with respect to all of your shares of our Common Stock.

30.	Will distributions continue to be paid while the Plan is in effect?

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income, determined without regard to the deduction for distributions paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be used for future investment or used to repay debt, or (iv) make a taxable distribution of shares of common stock as part of a distribution in which stockholders may elect to receive shares of Common Stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the requirements.

Our current policy is to pay monthly distributions which will allow us to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax. Any distributions we make will be at the discretion of our Board and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our Board deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

31.	What are the U.S. federal income tax consequences of participating in the Plan?

Dividend Reinvestment. The reinvestment of distributions does not relieve you of any U.S. federal income tax which may be payable on such distributions. When your distributions are reinvested to acquire shares of our common stock (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common stock on the dividend payment date multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf.

So long as we continue to qualify as a REIT under the Internal Revenue Code, the distribution will be taxable under the provisions of the Internal Revenue Code applicable to REITs and their stockholders, pursuant to which (i) distributions (other than those designated as capital gain distributions) will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions that are designated as capital gain distributions by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions that are not designated as capital gains distributions and that are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders to the extent of the adjusted basis of each stockholder’s shares and will reduce the adjusted tax basis of each stockholder’s shares (but not below zero) and (iv) such distributions in excess of a stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares. If any shares of our common stock purchased with reinvested distributions were purchased at a discount or if we pay any portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan would be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

The Plan Administrator will report to you for U.S. federal income tax purposes the distributions to be credited to your account. Such information will also be furnished to the IRS to the extent required by law.

Receipt of Share Certificates and Cash. You will not realize any additional income for U.S. federal income tax purposes when you receive certificates for shares of our common stock credited to your Plan account. Any cash received for a fractional share held in your Plan account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss for U.S. federal income tax purposes equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

Withholding. We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or distributions or (iii) the stockholder has failed to certify, under penalty of perjury, that he or she is not subject to backup withholding. In the case of a stockholder who is subject to backup withholding tax on distributions under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in shares pursuant to the Plan.

The summary set forth in this Question is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participants in light of their personal investment circumstances or certain types of participants (including foreign persons, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) subject to special treatment under the U.S. federal income tax laws. For a discussion of the U.S. federal income tax consequences of holding stock in a REIT generally, see “U.S. Federal Income Tax Considerations.”

32.	Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account.

33.	Am I protected against losses?

Shares of our Common Stock purchased pursuant to the Plan are no different from shares that you purchase directly. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase pursuant to the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares of our Common Stock. You must make your own independent investment and participation decisions consistent with your financial situation and needs.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common stock that a potential stockholder may consider relevant. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. This summary is based on the Internal Revenue Code; current, temporary and proposed U.S. Treasury Department, or Treasury, regulations promulgated thereunder; current administrative interpretations and practices of the IRS; and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary of certain federal income tax consequences applies to you if you acquire and hold our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This summary does not consider all of the rules which may affect the U.S. tax treatment of your investment in our common stock in light of your particular circumstances. For example, except to the extent discussed under the headings “—Taxation of Holders of Our Common Stock — Taxation of Tax—Exempt Shareholders” and “—Taxation of Holders of Our Common Stock— Taxation of Non—U.S. Shareholders,” special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a partnership or other pass-through entity;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a REIT;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	holding our common stock through a partnership or other pass-through entity;

•	a non-U.S. corporation or partnership, and a person who is not a resident or citizen of the United States;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.

This summary does not discuss any alternative minimum tax considerations or any state, local or foreign tax considerations.

This summary of certain material federal income tax consideration is for general information purposes only and is not tax advice. You are advised to consult your tax adviser regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our common stock.

Our Taxation as a REIT

We are organized and operate in a manner intended to allow us to qualify for taxation as a REIT under the Code. We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2016. Furthermore, we intend to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code so long as our board of directors determines that REIT qualification remains in our best interest.

In connection with this offering, Alston & Bird LLP will render an opinion that, commencing with the taxable year ending December 31, 2016, we have been organized and have operated in conformity with the requirements under the Code for qualification as a REIT, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Investors should be aware that the opinion of Alston & Bird LLP is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, income, organizational documents, stockholder ownership, and the present and future conduct of our business. In addition, the opinion of Alston & Bird LLP is based on U.S. federal income tax law governing qualification as a REIT in effect as of the date thereof, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the Code. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of the ownership of our shares, and the percentage of our taxable income that we distribute. Our ability to qualify will also depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. The characterization for federal income tax purposes of some of the assets in which we invest directly or indirectly may not be clear and the fair market values of some of our investments may not be susceptible to a precise determination. Alston & Bird LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. We have not received, and do not intend to seek, any rulings from the IRS regarding our status as a REIT or our satisfaction of any of the REIT qualification requirements. Alston & Bird LLP’s opinion is not binding on the IRS or the courts. The IRS may challenge our status as a REIT, and a court could sustain any such challenge. In addition, Alston & Bird’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require the payment of an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, Treasury regulations promulgated thereunder and IRS administrative interpretations thereof.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification as a REIT.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation (i.e., a corporation generally subject to U.S. federal corporate income tax). Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate, to the extent distributed to our stockholders as a dividend, is taxed only at the stockholder level.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on our taxable income, including undistributed net capital gains, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•	If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, unless we qualify for a safe harbor exception, such income will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” (a) we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) any income from such property will be treated as qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property that would not otherwise be qualifying income for purposes of the REIT gross income tests would be subject to U.S. corporate income tax at the highest corporate income tax rate in effect at the time of the sale.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

•	If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests”) but nevertheless maintain our qualification as a REIT because other requirements are met, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest corporate income tax rate.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 or more in certain cases for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification as a REIT.”

•	If we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for such calendar year;

•	95% of our capital gain net income for such calendar year; and

•	any undistributed taxable income from prior taxable years,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which we paid corporate income tax.

•	If we elect to retain and pay income tax on our net long-term capital gain, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would receive a credit or a refund for its proportionate share of the tax we paid.

•	We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” resulting from non-arm’s length transactions involving our TRSs.

•	If we acquire any assets in a carry-over basis transaction from a non-REIT C corporation that does not elect to recognize its built-in gain in such assets, i.e., the excess of the fair market value of such assets over the adjusted basis of such assets at the time we acquire such assets, we would be subject to tax at the highest regular corporate income tax rate on the built-in gain if we dispose of that built-in gain asset during the five-year period following its acquisition.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;
(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and
(8)	that meets other tests described below regarding its gross income, assets and distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (6) must be met during the last half of each taxable year. Neither condition (5) nor condition (6) applies to the first taxable year for which an election to be taxed as a REIT is made. We believe that we will maintain sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock (as discussed below), and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If a stockholder fails or refuse to comply with the demands, the stockholder will be required by Treasury regulations to submit a statement with his or her tax return disclosing his or her actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record-keeping requirements of the Code and Treasury regulations promulgated thereunder.

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes (for purposes of this discussion, references to “partnership” include a limited liability company or other entity treated as a partnership for U.S. federal income tax purposes, and references to a partner include a member in such limited liability company or other entity), Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets for purposes of the asset tests described below and to earn its proportionate share of the partnership’s gross income for purposes of the gross income tests described below, based on its pro rata share of capital interests in the partnership. However, solely for purposes of the 10% value test described below (see “— Asset Tests”), the determination of a REIT’s interest in a partnership’s assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as our assets and items of gross income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred equity interest (that is treated as equity for U.S. federal income tax purposes) or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we have no control or only limited influence over the partnership. Part of our investment strategy involves investments in preferred limited liability company membership interests or partnership interests that own commercial real estate. There is no specific guidance addressing the treatment of preferred equity investments as debt or equity for federal income tax purposes. We hold preferred equity investments and treat them as loans secured by real property for U.S. federal income tax purposes, which are qualifying assets for purposes of the REIT asset tests and produce qualifying income for purposes of the REIT gross income tests. If our preferred equity investments are treated as partnership interests for U.S. federal income tax purposes, rather than as loans, we will be treated as owning our share of the assets held by the limited liability company or partnership that issued the preferred equity interest and we will be treated as receiving our proportionate share of the income of that entity. If that limited liability company or partnership owns nonqualifying assets or earns nonqualifying income, we may not be able to satisfy all of the REIT gross income and asset tests. Even if the IRS were to respect our preferred equity investments as loans, if the IRS did not treat such loans as secured by a mortgage on real property (which, in form, is not the case), such loans would not be qualifying assets for purposes of the 75% asset test and would violate the 10% value test, and interest thereon would not be qualifying income for purposes of the 75% gross income test. If we are unable to maintain our qualification as a REIT for U.S. federal income tax purposes, we will be subject to corporate-level income tax, and your investment in us would be adversely impacted.

Under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any partnership in which we own an interest, we intend to utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the partnership who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain of the partnerships in which we hold interests.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. A qualified REIT subsidiary is a corporation or other entity that otherwise would be treated as a corporation for U.S. federal income tax purposes, other than a TRS, all of the stock of which is owned directly or indirectly by the REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” or “TRS” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a TRS. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS generally is subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Assets owned, and income earned, by a TRS are not attributed to the REIT for purposes of the gross income and asset tests. Rather, the stock issued by a TRS to us is an asset in our hands for purposes of the REIT asset tests, and dividends paid to us from such TRS, if any, are gross income for purposes of our gross income tests. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales, such as sales of participation interests in loans which we have originated). We may hold a significant number of assets in one or more TRSs, subject to the 20%. To the extent that we acquire loans with an intention of selling such loans in a manner that might expose us to a 100% tax on “prohibited transactions,” such loans will be acquired by a TRS. If dividends are paid to us by one or more domestic TRSs we own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”

If we have any TRSs, we will be required to pay a 100% tax on any redetermined rents, redetermined deductions, excess interest and redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our TRS. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally means the additional gross income a TRS would recognize if it were paid an arm’s length fee for services provided to, or on behalf of, us. We monitor our transactions with our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property (as described below);

•	amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest (including interest income from debt instruments issued by publicly offered REITs) and (iii) gain from the sale or disposition of stock or securities, that need not have any relation to real property (including gain from the sale or other disposition of debt instruments issued by publicly offered REITs).

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “— Taxation of REITs in General.”

Gross income from a prohibited transaction, i.e., a sale of property that we hold primarily for sale to customers in the ordinary course of business and that does not satisfy a safe harbor under the Code, is excluded from both the numerator and the denominator in both gross income tests. In addition, certain hedging income and foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. We will monitor the amount of our nonqualifying income, and we intend to manage our portfolio to comply at all times with the gross income tests, but we cannot assure you that we will be successful in this effort. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends

It is possible that we may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Our dividend income from the ownership of stock in any corporation (other than any REIT), including any TRS, will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Dividends that we receive from any REITs in which we own stock and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Interest

Interest income, including, to the extent applicable, original issue discount and market discount (discussed below), constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, then, subject to the exception described below, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a loan is secured by both real property and personal property and the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan, the loan is treated as secured solely by the real property for purposes of these rules. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. As described above, for purposes of these rules, a loan that is secured by both real property and personal property is treated as secured solely by the real property if the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan.

Certain loans that we hold may be secured by both real property and other property. Accordingly, to the extent the face amount of such a loan exceeds the value of the real property securing such loan (including personal property, the fair market value of which does not exceed 15% of the fair market value of all real and personal property securing the loan), the interest apportionment rules described above may apply to such loans. Thus, depending upon the value of the real property securing the mortgage loans and their face amount, and the other sources of gross income earned by us, we may fail to meet the 75% gross income test.

In addition, although we will endeavor to accurately determine the values of the real property securing our loans at the time we acquire or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to us at such time. If the IRS were to successfully challenge our valuations and such revaluations resulted in a higher portion of its interest income being apportioned to property other than real property, we could fail to meet the 75% gross income test. If we do not meet this test, we could potentially lose our qualification or be required to pay a penalty tax to the IRS.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower.

Among the assets we hold are certain mezzanine loans and preferred equity investments (which we treat as mezzanine loans for U.S. federal income tax purposes). Mezzanine loans are loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the gross income tests described above. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We own, and may acquire in the future, certain mezzanine loans and preferred equity investments (which we treat as mezzanine loans for U.S. federal income tax purposes) that do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure. Consequently, there can be no assurance that the IRS will not successfully challenge the tax treatment of such mezzanine loans and preferred equity investments treated as mezzanine loans for U.S. federal income tax purposes as qualifying real estate assets. To the extent that such mezzanine loans do not qualify as real estate assets, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but will not be qualifying income for purposes of the 75% gross income test which could jeopardize our ability to qualify as a REIT.

In addition, there is limited case law and administrative guidance addressing whether certain preferred equity investments or mezzanine loans will be treated as equity or debt for U.S. federal income tax purposes. Our Manager received an opinion of prior tax counsel regarding the treatment of one of our fixed return preferred equity investments and future similarly structured investments as debt for U.S. federal income tax purposes. We treat the mezzanine loan and preferred equity investments we currently hold as debt for U.S. federal income tax purposes and as qualified mezzanine loans, as discussed above. No private letter rulings will be obtained on the characterization of these investments for U.S. federal income tax purposes; therefore, no assurance can be given that the IRS will not successfully challenge the treatment of such investments as debt and as qualifying real estate assets. If one of our preferred equity investments or mezzanine loans was treated as equity for U.S. federal income tax purposes, we would be treated as owning a proportionate share of the assets and earning a proportionate share of the gross income of the pass-through entity that issued the relevant interest. Certain of these pass-through entities are engaged in activities that would cause us to be considered as earning non-qualifying income or holding non-qualifying assets such as the ownership and operation of hotel properties, which would likely cause us to fail to qualify as a REIT or, as discussed below, be required to pay a significant penalty tax to maintain our REIT qualification.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. In addition, we also treat any origination fees we receive as a reduction in the principal balance of our loans, which we accrue over the life of the relevant loan under the original issue discount rules. See “—Phantom Income.” We treat any exit fees and other fees representing charges for the use or forbearance of money as additional interest. Other fees that are considered compensation for services or are otherwise not properly treated as interest for federal income tax purposes are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of determining whether we have satisfied the gross income tests.

Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Any income from a hedging transaction to manage risk of interest rate changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or own real estate assets, or to hedge existing hedging positions after a portion of the hedged indebtedness or property is disposed of, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will be disregarded for purposes of the 75% and 95% gross income tests. There are also rules for disregarding income for purposes of the 75% and 95% gross income tests with respect to hedges of certain foreign currency risks. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests or that our hedging will not adversely affect our ability to satisfy the REIT qualification requirements.

We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash from, or proceeds from dispositions of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain debt instruments may be made monthly, and, consequently, accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

The terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

Some of the debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue non-de minimis original issue discount based on the constant yield to maturity of such debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders. Under the Tax Cuts and Jobs Act, we generally will be required to take certain amounts into income no later than the time they are reflected on certain financial statements.

As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements Applicable to REITs.”

Prohibited Transactions Tax

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers in the ordinary course of business. We cannot assure you that we will comply with certain safe harbor provisions in the Code that, if satisfied, will prevent covered sales from being treated as prohibited transactions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. We may from time to time infrequently sell participation interests in loans which we have originated; however, we do not expect to engage in a significant number of such sales or that such sales will generate significant gains, if any. To the extent that we were to sell loans or participations therein or hold any assets for sale that we believe could subject us to the prohibited transaction tax, we intend to hold such assets through a TRS.

Foreclosure Property

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, net income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Rents from Real Property

Rents received by a REIT will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, a REIT is only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. REITs may, however, render services to their tenants through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income if certain requirements are satisfied. A REIT may also own an interest in a TRS that provides services to tenants without tainting its rental income from the related properties.

Even if a REIT directly furnishes or renders services that are non-customary with respect to a property or rendered to the tenant, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly, by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such services are not treated as rent for purposes of the REIT gross income tests.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. For example, if the IRS were to determine that we failed the 95% gross income test because our preferred equity investments were equity investments, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the gross income test, to be due to reasonable cause and not due to willful neglect. If we fail to satisfy one or both of the gross income tests described above and these relief provisions are inapplicable to a particular set of, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

•	At least 75% of the value of our total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	interests in personal property that generates rents from real property

•	stock in other REITs and debt instruments issued by publicly offered REITs;

•	cash and cash items (including certain receivables);

•	government securities;

•	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•	Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class described above.

•	Except for securities in TRSs and the securities in the 75% asset class described above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•	Except for securities in TRSs and the securities in the 75% asset class described above, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Except for securities of TRSs and the securities in the 75% asset class described above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception or other exceptions discussed below.

•	Not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.

•	Not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments.”

A debt obligation secured by a mortgage on both real and personal property is treated as a real estate asset for purposes of the 75% asset test, and interest thereon is treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt even if the loan is not fully secured by real property. If the fair market value of personal property securing the debt exceeds 15% of the fair market value of all property securing the debt and the fair market value of the real property does not equal or exceed the “loan amount” at the time the REIT commits to make or acquire the loan, then a portion of such loan will not be a qualifying real estate asset.

Notwithstanding the general rule, as noted above, that for purposes of the REIT gross income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below) unless such REIT is a publicly offered REIT, that is a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Subject to certain exceptions, debt will meet the straight debt safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits of any person, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, in the case of a partnership issuer, our interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of such a nature that the partnership would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% asset test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition, such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.

We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans originated by other lenders. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests in mortgage loans and mezzanine loans that qualify for the safe harbor under Revenue Procedure 2003-65 as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Any stock that we hold or acquire in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth asset tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those asset tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election.

We have and may continue to enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. Independent appraisals may not have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we failed to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of nonqualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we could nevertheless avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements for a particular quarter to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (21%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements Applicable to REITs

To qualify for taxation as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend in January of the following year, such dividend will be treated as having been paid and received by our stockholders on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) generally will not affect the character, in the hands of our stockholders, of any dividends that actually are made as ordinary dividends or capital gain; and (2) cannot be passed through or used by our stockholders.

If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional stock.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and, for example, the inclusion of items of income and deduction of expenses by us for U.S. federal income tax purposes. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of our own stock). Under IRS Revenue Procedures 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits).

If our taxable income for a particular year is subsequently determined to have been understated, under some circumstances we may be able to rectify a failure to meet the distribution requirements for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

The Tax Cuts and Jobs Act contained provisions that may change the way we calculate our REIT taxable income and that our subsidiaries calculate their taxable income. Under the Tax Cuts and Jobs Act, we may have to accrue certain items of income before they would otherwise be taken into income under the Code if they are taken into account in our applicable financial statements. Additionally, the Tax Cuts and Jobs Act limits business interest deductions for businesses, whether in corporate or pass-through form, to the sum of the entity’s business interest income for the tax year and 30% of the entity’s adjusted taxable income for the tax year. Treasury Regulations define interest expansively to cover various amounts not otherwise treated as interest. This limitation on business interest deductions does not apply to an “electing real property trade or business.” One consequence of electing to be an “electing real property trade or business” is that the accelerated expensing rules under the Tax Cuts and Jobs Act will not apply to property used in an electing real property trade or business. In addition, in the case of an electing real property trade or business, real property and “qualified improvement property” are depreciated under the alternative depreciation system. Finally, under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Code, a deduction for any net operating loss carryforwards arising from losses incurred in taxable years beginning after December 31, 2017, is limited to 80% of a REIT’s annual REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of such losses may not be carried back, but may be carried forward indefinitely.

Recordkeeping Requirements

We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we fail to satisfy one or more requirements of REIT qualification, other than the gross income tests or asset tests (for which other specified relief provisions are available, as discussed above), then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate income tax rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders, and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Furthermore, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced U.S. federal income tax rates on such dividend as “qualified dividend income.” Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of Holders of Our Common Stock

The following is a summary of certain additional federal income tax considerations with respect to the ownership of our Common Stock.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our Common Stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if: (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our Common Stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our Common Stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Common Stock by the partnership.

Taxation of U.S. Shareholders on Distributions on Our Common Stock. As long as we qualify as a REIT, a taxable U.S. shareholder generally must take into account as ordinary income distributions made out of its current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.

Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify as “qualified dividend income”. As a result, our ordinary dividends generally will be taxed at the higher tax rate applicable to ordinary income. However, the lower tax rates for qualified dividend income will apply to our ordinary dividends to the extent attributable: (i) to dividends received by us from non-REIT corporations, such as TRSs; and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our Common Stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Common Stock become ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held its Common Stock. We generally will designate our capital gain dividends as either capital paid distributions or unrecaptured Section 1250 gains, which we subject to a maximum federal income tax rate of 25%. See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s Common Stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its Common Stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the Common Stock has been held for one year or less, assuming the Common Stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pays the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of a REIT’s net operating losses or capital losses. Instead, the REIT would carry over such losses for potential offset against its future income. Taxable distributions from us and gain from the disposition of our Common Stock will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner to offset income they derive from our Common Stock, against such income. In addition, taxable distributions from us and gain from the disposition of our Common Stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 20% tax rate applicable to capital gains of U.S. shareholders taxed at individual rates). We will notify shareholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Our Common Stock. In general, a U.S. shareholder must treat any gain or loss realized upon a taxable disposition of our Common Stock as long-term capital gain or loss if the U.S. shareholder has held the Common Stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of Common Stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the Common Stock may be disallowed if the U.S. shareholder purchases other substantially identical Common Stock within 30 days before or after the disposition.

A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Unearned Income Medicare Tax. High income U.S. individuals, estates, and trusts will be subject to an additional 3.8% tax on net investment income in tax years beginning after December 31, 2012. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.

Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability.

Brokers are subject to information reporting requirements relating to certain transactions involving shares of our capital stock acquired by a stockholder other than an exempt recipient (“covered stock”). Specifically, upon the transfer or redemption of shares of covered stock, the broker must report certain information to the stockholder and the IRS, including the adjusted tax basis of the shares and whether any gain or loss recognized on the transfer or redemption is long-term or short-term. Shares of covered stock will be transferred or redeemed on a “first in/first out” basis unless the stockholder identifies specific lots to be transferred or redeemed in a timely manner.

If we take an organizational action such as a stock split, merger, or acquisition that affects the tax basis of shares of covered stock, or even make distributions that exceed our current or accumulated earnings and profits, we will report to each stockholder and the IRS (or post on our primarily public Web site) a description of the action and the quantitative effect of that action on the tax basis of the applicable shares. Although corporations generally qualify as exempt recipients, an S corporation will not qualify as an exempt recipient with respect to shares of our capital stock that the S corporation acquires. Thus, the transfer or redemption of shares of our capital stock acquired by an S corporation will be subject to the reporting requirements discussed above.

Brokers may be subject to transfer statement reporting on certain transactions not otherwise subject to the reporting requirements discussed above. Transfer statements, however, are issued only between “brokers” and are not issued to stockholders or the IRS.

Stockholders are encouraged to consult their tax advisors regarding the application of the information reporting rules discussed above to their investment in our capital stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. Dividend distributions from a REIT to an exempt employee pension trust generally do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. However, if a tax-exempt shareholder were to finance its investment in our Common Stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	We qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “Taxation of Moody National REIT I, Inc.—Requirements for Qualification—General”); and

•	either: (1) one pension trust owns more than 25% of the value of our stock; or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our Common Stock that is not a U.S. shareholder or a partnership or an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. Non-U.S. shareholders are urged to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of our Common Stock, including any reporting requirements.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (a “USRPI”), and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder furnishes to us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate; or

•	the non-U.S. shareholder furnishes to us an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital Gain Dividends. For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in “United States real property holding corporations” but does not include interests solely as a creditor and, accordingly, does not include a debt instrument that does not provide for contingent payments based on the value of or income from real property interests. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non- U.S. shareholder. A non-U.S. shareholder thus would be required to file U.S. federal income tax returns and would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. There is a special 35% withholding rate for distributions to non-US shareholders attributable to the REIT’s gains from dispositions of USRPIs. A non-U.S. shareholder may receive a credit against its U.S. federal income tax liability for the amount we withhold.

Capital gain dividends that are attributable to our sale of USRPIs would be treated as ordinary dividends rather than as gain from the sale of a USRPI, if: (1) our Common Stock is “regularly traded” on an established securities market in the United States; and (2) the non-U.S. shareholder did not own more than 5% of our Common Stock at any time during the one-year period prior to the distribution. Such distributions would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Our stock is not regularly traded on an established securities market in the United States and there is no assurance that it ever will be.

Capital gain dividends that are not attributable to our sale of USRPIs, e.g., distributions of gains from sales of debt instruments that are not USRPIs, generally will not be taxable to non-US shareholders or subject to withholding tax.

Non-Dividend Distributions. A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its Common Stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its Common Stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its Common Stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on an ordinary dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits if our stock is a USRPI. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our Common Stock as long as we (i) are not a “United States real property holding corporation” during a specified testing period or (ii) are a domestically controlled qualified investment entity. We believe that we will not be a “United States real property holding corporation,” but no assurance can be provided that we will not become a “United States real property holding corporation” in the future. In addition, we believe that we will be a domestically controlled qualified investment entity, but we cannot assure you that we will be a domestically controlled qualified investment entity in the future. Even if we were a “United States real property holding corporation” and we were not a domestically controlled qualified investment entity, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our Common Stock at all times during a specified testing period would not incur tax under FIRPTA if our Common Stock is “regularly traded” on an established securities market. Our stock is not regularly traded on an established securities market in the United States and there is no assurance that it ever will be.

If the gain on the sale of our Common Stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non U.S. shareholder that is a corporation. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Foreign Account Tax Compliance Act (“FATCA”) Withholding

Withholding at a rate of 30% is required on U.S.-source interest income paid to certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (or alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which the notes are held may affect the determination of whether such withholding is required. Similarly, withholding at a rate of 30% is required on U.S.-source interest income paid to an investor that is a passive non-financial foreign entity, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. While withholding under FATCA would also have applied to payments of gross proceeds from dispositions of notes after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on gross proceeds payments. Taxpayers generally may rely on such proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment in the notes.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our Common Stock.

State, Local and Foreign Taxes

We may be subject to state, local or foreign taxation in various jurisdictions, including those in which we and our subsidiaries transact business, own property or reside. The state, local or foreign tax treatment of us may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Common Stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of some of the terms of our Common Stock, our charter, our bylaws and certain provisions of the Maryland General Corporation Law (“MGCL”). The following summary is not complete and is subject to, and qualified in its entirety by reference to, the MGCL and the applicable provisions of our charter and our bylaws. You should read our charter and bylaws and the applicable provisions of the MGCL for complete information on our Common Stock. To obtain copies of these documents, see “Where You Can Find More Information.”

Voting Rights

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, and except as may otherwise be specified in our charter, each share of our Common Stock entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of our stockholders. A plurality of all the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Dividends, Distributions and Other Rights

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer and ownership of stock, holders of outstanding shares of Common Stock are entitled to receive dividends on such shares if, as and when authorized by our Board and declared by us out of assets legally available therefor. Holders of shares of Common Stock have no preference, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Without limiting the foregoing, except as set forth below with respect to the conversion feature of the Class B Common Stock or in our charter or bylaws, (i) each share of Common Stock has identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as each other share of our Common Stock and all provisions of our charter applicable to our Common Stock apply to each class of our Common Stock, and (ii) the shares of each class of our Common Stock rank equally, share ratably and be identical in all respects as to all matters.

Class B Common Stock Conversion

On the 180th calendar day (or, if such date is not a business day, the next business day) after the date of initial listing on a national securities exchange of shares of the Class A Common Stock, or such earlier date as approved by the Board and set forth in a Certificate of Notice (the “First Conversion Date”) filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), one-third of the issued and outstanding shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. On the 365th calendar day (or, if such date is not a business day, the next business day) after the date of initial listing on a national securities exchange of shares of Class A Common Stock or such earlier date following the First Conversion Date as approved by the Board and set forth in a Certificate of Notice filed with the SDAT (the “Second Conversion Date”), one-half of the issued and outstanding shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. On the 545th calendar day (or, if such date is not a business day, the next business day) after the date of initial listing on a national securities exchange of shares of Class A Common Stock or such earlier date following the Second Conversion Date as approved by the Board and set forth in a Certificate of Notice filed with the SDAT, all of the issued and outstanding shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock.

Power to Reclassify the Unissued Shares of Common Stock or Preferred Stock

Our charter authorizes our Board to classify and reclassify any unissued shares of Common Stock or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights or dividends or upon liquidation, and authorizes us to issue the newly classified shares.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common Stock and Preferred Stock

Our Board may, upon the affirmative vote of a majority of the entire Board, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue, without stockholder approval.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year on a specific date and time set by our Board. Special meetings of stockholders may be called by the Chairman of our Board, our Chief Executive Officer, our President and our Board. Except as described below, a special meeting of stockholders shall be held on the date and at the time and place set by the Chairman of our Board, our Chief Executive Officer, our President or our Board, as applicable. Subject to the provisions of our bylaws, a special meeting of stockholders will be called by our Secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting. Only matters set forth in the notice of the special meeting maybe considered and acted upon at such a meeting.

We reserve the right from time to time to make any amendment to our charter, including any amendment altering the terms or contract rights, as expressly set forth in our charter, of any shares of outstanding stock. All rights and powers conferred by our charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in our charter, any amendment to our charter shall be valid only if declared advisable by our Board and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.8 (relating to removal of directors), Article VII (relating to the restrictions on ownership and transfer of stock) or to the final sentence of Article VIII (relating to certain amendments) of our charter shall be valid only if declared advisable by our Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

Restriction on Ownership of Shares of Capital Stock

For us to qualify as a REIT, no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year for which we elect to be taxed as a REIT. In addition, we must meet requirements regarding the nature of our gross income to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. To assist us in preserving our status as a REIT, among other purposes, our charter contains limitations on the ownership and transfer of shares of our stock which prohibit: (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value or number of shares, whichever is more restrictive, of the aggregate of the then outstanding shares of our capital stock, the then outstanding shares of our common stock or the then outstanding shares of any class or series of our preferred stock and (2) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons. In addition, our charter prohibits any transfer of, or other event with respect to, shares of our capital stock that (1) would result in us being “closely held” within the meaning of Section 856(h) of the Code or (2) would otherwise cause us to fail to qualify as a REIT.

Our charter provides that the shares of our capital stock that, if transferred, would: (1) result in a violation of the 9.8% ownership limits; (2) result in us being “closely held” within the meaning of Section 856(h) of the Code; or (3) otherwise cause us to fail to qualify as a REIT, will be transferred automatically to a trust effective on the business day before the purported transfer of such shares of our capital stock. We will designate a trustee of the trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the trust. The trustee will receive all distributions on the shares of our capital stock in the trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limits the transfer is exempted (prospectively or retroactively) by our Board from the ownership limits based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. If the transfer to the trust would not be effective for any reason to prevent a violation of the foregoing limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares. In addition, our charter provides that any transfer of shares of our capital stock that would result in shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our capital stock.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee will receive an amount equal to the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the “market price” (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. Any net sale proceeds in excess of the amount payable to the intended transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the intended transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the intended transferee received an amount for the shares that exceeds the amount described above that such intended transferee was entitled to receive, such excess will be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date that we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires or attempts or intends to acquire shares of our capital stock in violation of the foregoing restrictions or who owns shares of our capital stock that were transferred to any such trust is required to give immediate written notice to us or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until our Board determines it is no longer in our best interest to attempt to, or to continue to qualify as a REIT or that compliance is no longer required in order for REIT qualification.

The ownership limits do not apply to a person or persons that our Board exempts (prospectively or retroactively) from the ownership limits upon appropriate assurances that our qualification as a REIT is not jeopardized. Our Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

Voting Support Agreements

On October 1, 2022, we entered into a Voting Support Agreement (the “Voting Support Agreement”) with Terra JV, LLC (“Terra JV”) and Terra Offshore Funds REIT, LLC (“Terra Offshore REIT”). Pursuant to the Voting Support Agreement, Terra JV and Terra Offshore REIT have agreed to, at any meeting of our stockholders called for the purpose of electing directors (or by any consent in writing or by electronic transmission in lieu of any such meeting), cast all votes entitled to be cast by each of them in favor of the election of Spencer Goldenberg, Adrienne Everett and Gaurav Misra (collectively, the “Terra BDC Designees”) until the earlier of (i) October 1, 2023, (ii) the TPT Class B Common Stock Distributions (as defined in the Voting Support Agreement) or (iii) an amendment and restatement of the Amended and Restated Management Agreement between us and the Manager approved by our Board, including the Terra BDC Designees.

On March 2, 2020, we entered into an Amended and Restated Voting Agreement (the “Voting Agreement”) with Terra Secured Income Fund 5, LLC (“Terra Fund 5”), Terra JV and the Manager. Pursuant to the Voting Agreement, for the period that the Manager remains our external manager, the Manager will have the right to nominate two individuals to serve as our directors and, until Terra JV no longer holds at least 10% of our outstanding shares of Common Stock, Terra JV will have the right to nominate one individual to serve as one of our directors. Except as otherwise required by law or the provisions of other agreements to which the parties are or may in the future become bound, the parties to the Voting Agreement have agreed to vote all shares of our Common Stock directly or indirectly owned in favor (or against removal) of the directors properly nominated in accordance with the Voting Agreement. Other than with respect to the election of directors, the Voting Agreement requires that Terra Fund 5 vote all shares of our Common Stock directly or indirectly owned by Terra Fund 5 in accordance with the recommendations made by our Board.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our Board has exempted any business combination (i) between us and any of our affiliates and (ii) between us and any other person, provided that such business combination is first approved by our Board (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five- year prohibition and the super majority vote requirements will not apply to business combinations between us and any of our affiliates or between us and any other person, provided that such business combination is first approved by our Board (including a majority of our directors who are not affiliates or associates of such person). As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute.

Should our Board opt into the business combination statute in the future or fail to first approve a business combination with any person other than an affiliate of ours, it may discourage others from trying to acquire control of our company and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or with respect to which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date any meeting of stockholders at which the voting rights for control shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, we have provided in our bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of our stock, but our Board retains the discretion to opt into these provisions in the future.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of business to be considered by a stockholder may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who is a stockholder of record as of the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (1) by or at the direction of our Board or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record as of the record date set by our board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or “Subtitle 8,” permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that vacancies on the board of directors be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we have already (i) requires the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from our Board, with cause, (ii) vests in our Board the exclusive power to fix the number of directorships and (iii) requires, unless called by the Chairman of the our Board, our Chief Executive Officer, our President or our Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting of stockholders to act on such matter.

REIT Qualification

Our charter provides that our Board may revoke or otherwise terminate our REIT election, without approval of our stockholders, if we determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

PLAN OF DISTRIBUTION

We are offering up to 3,600,000 shares of our Common Stock, in any combination of shares of our Class A Common Stock and our Class B Common Stock, to our existing stockholders pursuant to the Plan.

The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid by us. Except as otherwise described herein, there will be no fees or other charges to our stockholders who participate in the Plan.

We will sell directly to the Plan Administrator the shares of our Common Stock acquired under the Plan. The shares, including shares acquired pursuant to request forms, may be resold in market transactions on any national securities exchange on which shares of our Common Stock trade or in privately negotiated transactions. Our Common Stock is not currently listed on any securities exchange.

We may sell shares of our Common Stock through the Plan to persons who, in connection with the resale of such shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of shares of our Common Stock.

Subject to the availability of shares of our Common Stock registered for issuance under the Plan, there is no total maximum number of shares of our Common Stock that can be issued pursuant to the reinvestment of dividends. In connection with any purchase of our Common Stock on the open market and if at any time any class of our Common Stock is listed on a national securities exchange, you will pay certain fees (currently $0.05 per share and which include any applicable brokerage commissions the Plan Administrator is required to pay). You also will have to pay any fees payable in connection with your voluntary sale of shares of our Common Stock from your Plan account and/or withdrawal from the Plan.

Our shares of Common Stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell shares of our Common Stock pursuant to the Plan in any jurisdiction where such offer or sale is not permitted.

LEGAL MATTERS

The legality of the shares of our Common Stock being offered hereby has been passed upon for us by Alston & Bird LLP. The statements relating to certain federal income tax matters under the caption “U.S. Federal Income Tax Considerations” have been reviewed by and our qualifications as a REIT for federal income tax purposes has been passed upon by Alston & Bird LLP.

EXPERTS

The audited consolidated financial statements, including the schedules appearing therein, of Terra Property Trust, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Terra Income Fund 6, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access certain documents that are incorporated by reference into this prospectus at the web site maintained for us at www.terrapropertytrust.com. The contents of our website are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC by us or by Terra Income Fund 6, Inc., as applicable, are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Terra Property Trust Inc.’s Annual Report on Form 10-K filed with the SEC on March 11, 2022;

•	Terra Income Fund 6, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2022;

•	Terra Property Trust Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2022;

•	Terra Property Trust Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2022;

•	Terra Property Trust Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022;

•	Terra Income Fund 6, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022;

•	Terra Income Fund 6, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2022;

•	Terra Income Fund 6, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022;

•	Terra Property Trust Inc.’s Current Report on Form 8-K filed with the SEC on May 5, 2022;

•	Terra Property Trust Inc.’s Current Report on Form 8-K filed with the SEC on October 3, 2022;

•	Terra Property Trust Inc.’s Current Report on Form 8-K/A filed with the SEC on November 14, 2022; and

•	Terra Property Trust Inc.’s Current Report on Form 8-K furnished to the SEC on January 20, 2023.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (or incorporated into the documents that this prospectus incorporates by reference). To receive a free copy of any such information, call or write us at: Investor Relations, 205 West 28th Street, 12th Floor, New York, New York 10001, or by telephone at 212-753-5100.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. This reference to the SEC’s Internet site is intended to be an inactive textual reference only.

Investors may also consult our website for more information about our company. Our website is www.terrapropertytrust.com. Information included on our website is not incorporated by reference into this prospectus.

We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses to be included in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

SEC registration fee	$5,213
Auditor’s fees and expenses	30,000	*
Legal fees and expenses	90,000
Plan administrator fees and expenses	10,000	*
Miscellaneous	5,000	*
Total	$140,123

* Estimated

Item 15. Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, may not be made unless ordered by a court and then only for expenses.

The MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate itself, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is our present or former director or officer and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•	any individual who, while our director or officer and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise; or

•	an individual who served our predecessor in any of the capacities described above and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advancement of expenses provided by our charter and our bylaws vest immediately upon the election of a director or officer. Our charter and our bylaws also permit us to, with the approval of our Board, indemnify and advance expenses to any employee or agent of our company or our predecessor.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and unenforceable.

Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals.

The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances. We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements will require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We will also cover officers and directors under our directors’ and officers’ liability insurance.

Item 16. Exhibits.

The list of exhibits included as part of this Registration Statement on Form S-3 is set forth in the Exhibit Index following the signature page and is incorporated herein by reference.

Item 17. Undertakings.

(a)    The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)    The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)    The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d)    The Registrant undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    The Registrant undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January 20, 2023.

TERRA PROPERTY TRUST, INC.

By:	/s/ Vikram S. Uppal
Vikram S. Uppal
Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints each of Vikram S. Uppal and Gregory M. Pinkus as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities on January 20, 2023.

/s/ Vikram S. Uppal
Vikram S. Uppal
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

/s/ Gregory M. Pinkus
Gregory M. Pinkus
Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary
(Principal Financial and Accounting officer)

/s/ Roger H. Beless
Roger H. Beless
Director

/s/ Michael L. Evans
Michael L. Evans
Director

/s/ Spencer Goldenberg
Spencer Goldenberg
Director

/s/ Adrienne Everett
Adrienne Everett
Director

/s/ Gaurav Misra
Gaurav Misra
Director

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of Terra Property Trust, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Amendment No.1 to Form 10 (File No. 000-56117) filed with the SEC on December 16, 2019)

3.2	Articles of Supplementary of Terra Property Trust, Inc. Designating 12.5% Services A Redeemable Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 to the Registration Statement on Amendment No.1 to Form 10 (File No. 000-56117) filed with the SEC on December 16, 2019)

3.3	First Articles of Amendment to the Articles of Amendment and Restatement of Terra Property Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 3, 2022)

3.4	Amended and Restated Bylaws of Terra Property Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Amendment No.1 to Form 10 (File No. 000-56117) filed with the SEC on December 16, 2019).

4.1	Indenture, dated June 10, 2021, by and between Terra Property Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A (File No. 001-40496) filed with the SEC on June 14, 2021)

4.2	First Supplemental Indenture, dated June 10, 2021, by and between Terra Property Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 8-A (File No. 001-40496) filed with the SEC on June 14, 2021)

4.3	Form of Global Note representing the notes (incorporated by reference to the Annual Report on Form 10-K filed with the SEC on March 11, 2022)

4.4	Indenture, dated February 10, 2021, by and between Terra Income Fund 6, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC by Terra Income Fund 6, Inc. on February 10, 2021).

4.5	First Supplemental Indenture, dated February 10, 2021, by and between Terra Income Fund 6, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC by Terra Income Fund 6, Inc. on February 10, 2021).

4.6	Form of Global Note representing the Notes (included in Exhibit 4.2) (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC by Terra Income Fund 6, Inc. on February 10, 2021)

4.7	Second Supplemental Indenture, dated October 1, 2022, by and among Terra Income Fund 6, Inc., Terra Merger Sub, LLC and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC by Terra Income Fund 6, Inc. on October 3, 2022)

5.1*	Opinion of Alston & Bird LLP as to the legality of the securities being registered

8.1*	Opinion of Alston & Bird, LLP regarding certain federal income tax considerations

23.1*	Consent of KPMG LLP (in respect of Terra Property Trust, Inc.)

23.2*	Consent of KPMG LLP (in respect of Terra Income Fund 6, Inc.)

23.3	Consent of Alston & Bird, LLP (contained in its opinion filed as Exhibit 5.1)

23.4	Consent of Alston & Bird, LLP (contained in its opinion filed as Exhibit 8.1)

24.1	Power of Attorney, contained on the signature pages hereto

107*	Filing Fee Table

*	Filed herewith